London - Employee Town Hall
March 5, 2018
8:30 a.m. ET / 1:30 p.m. GMT

Mike McGavick:
Good afternoon. Thank you so much for making the effort to get together on short notice. I know how busy we all are. But obviously we have some very special news to talk about today. And very eager to get here and talk about it with you.

So eager that - let’s see, we started last night, (Greg) and I, in New York, where we signed - well, we finished negotiations. And eventually, by late in the day, signed an agreement that we would sell XL Catlin to AXA.

Got on a plane, went to Paris, we were just with our Paris colleagues. One of the principles we’ve always had as we’ve gone through various changes in the company is that we think it’s incumbent on management to get in front of the people who might be most nervous about that change and Paris struck us as the place that we should go.

Also was pleasant because we got to be with our friends at AXA and celebrate a little bit the joy of the hard work that is to come. And joining us today, I’ve not only got Greg Hendrick, who’ll be leading the new division of AXA, but Thomas Buberl. Thomas of course is the CEO of AXA. And he wants to share a message with you as well.

Now, you have to be saying, why now? We’re finally hitting our stride as XL Catlin. We’ve been through so much together. I could even imagine a few of you thinking, what in the hell is wrong with you?

I saw a lot of nods on that one. You know, a couple of things. First of all, we’ve talked a lot about the changes going on in our sector, haven’t we? And we see it going on all the time. Scale matters more all the time. We see transactions going on around us all the time. When we brought XL and Catlin together, we said “It’s scale, but it’s scale for a purpose.” We see these marketplaces changing rapidly.

And only by being a leader in the complex and specialty risk space, only by being a leader in the reinsurance space, could we keep up and drive forward that rate of change. Remember these conversations? And it’s been working. Off the back of that, we have continued our drive to be both more profitable and to be a true leader across the globe in innovation. It has been working. But it was also clear to us that even the large size we were, we were still vulnerable.

There was still a likelihood that more transactions would be needed, whether us buying or as is the case announced today, us being bought. But I remember being on a stage not unlike this with Stephen Catlin where we talked about these same trends. And if I remember him, he said “You know, if you know it’s going to happen, pick your partner.”

Now, understand, the XL board and your leadership team did not seek to sell XL. We had a plan for XL Catlin that we were excited by. We like the markets that are coming even though they’re not the markets we wish they were. They’re sure better than the last one.

But when Thomas called and started talking about what they were thinking about at AXA, it rang a bell with us. Because what he said was, “We all know scale matters more and we are already one of the largest groups in the world. But we have a blank spot. We have an area we are not significant in and that happens to be the businesses you are in.”

“And,” he said, “I realize that it is crucial that if this were to be done, we cannot break the wonderful culture and entrepreneurial spirit of the company you have built. We can’t allow that to happen.” So he said, “Our suggestion is, we will create a new and separate division of our company. We will take XL Catlin and we will contribute to it those businesses within our company that are in the same kinds of business.

Just to give you a sense of magnitude, just a sense of magnitude, XL Catlin runs about a billion eight in expenses a year. You do know what our largest expense is, isn’t it? See yourselves there? It’s our people, by $1.8 billion. The AXA pieces that would fit in here, about $300 million in expense. We are the overwhelming component of this division. This means the amount of overlap, the kinds of difficult issues we have to deal with is really quite small and quite contained.

I wish that was also the same as none, but it’s not none. And we all know, and we’ve been through this in ways that touch our heart. We know that any job lost is a terrible day. And yes, there will be some redundancies, but of a very limited nature. And remember, they are buying this company to lead what they’re about to do. Not to fit in something they already do well.

I’ll be plain about it. One of the spaces where we think there’ll be some overlap, while we were in Paris, because their corporate solutions business, which is not unlike our global programs business, is based there.

So there’s clearly overlap of some kind. And get here to London, what do we think about? We think about things like international programs, we think about ANH, we think about Marine, we think about aerospace and we think about fine art and specie. And each of those cases, there is some parallel activity that we’ll have to think through. But I want to make a point before people overreact to that news.

I want to be plain about it, but there’ll be change. But I want to make another point. And that is, if I remember right, when we put together the fine art and species books from Catlin and XL, there was all kinds of weird - you can’t possibly keep these people, they’re two different teams, they’re hated rivals, la, la, la. And what happened? The book was big enough to accommodate very large team.

People stayed, thrived, and have traded a wonderful position for this firm as it stands today in fine art and specie. I don’t know why we wouldn’t search for similar solutions because this is not about the financial savings that will be traded.

That was a big focus in the XL Catlin transaction, I will admit to you straight up. In this one, that’s not the focus. The focus is the growth opportunity ahead.

Now, as regards these specific decisions, we haven’t turned to them yet. Unlike the Catlin transaction where Steve and I were talking for more than a year before we announced a deal, this has been a very short burst of energy. And the focus is on creating the deal itself.

So now we’ll turn to how these businesses remain. So we will do it the same way we did it then; as fast as we know, as soon as we know, you will know.

We’ll pick leaders quickly, we’ll figure out how they fit together quickly. And if people are effective, they will be treated with decency, respect and fairness. We did it the last time, we’ll do it again, the right way, period.

Now, I’m going to turn, though, to why this is such a powerful combination. Just a few more things from me and then I’m going to turn it over to Thomas to say - share a little bit about the AXA perspective on this deal.

But from my point of view, number one, you - if you think about the kind of chaos that’s going on in our sector through consolidation, this is us done. We’re in a place and need to go no further. In fact, from here we’ll add and add and add. Go from strength to strength.

Second, it’s powered by one of the great balance sheets in the industry. And I think, one of the really impressive leaders of the industry as well, in Thomas.

It’s a balance sheet that we can go proudly forth into the market and where we can be creative in how we grow the business. Second, it’s powered by our people largely. Yes, I’m sure there’s some wonderful underwriters and corporate solutions that accent some of these other - look forward to working with them. But the reality is, this is the core of this new part of AXA. We can do great things from there.

Third, this is a company that is similarly like us, very focused on innovation. While more of their innovation focuses on SME and retail business, ours on corporate solutions, the combination of expertise should lead us to new breakthroughs, both in business models and products for the world.

And fourth, they have a similar culture, a culture that has courage in it, that takes risk, that understands risk, that believes underwriting’s at the heart of the business and that serving clients is what we do every day.

They have a nice pocketful of awards, just like us. We think that is a wonderful fit; a stronger support mechanism, a stronger platform and yet still a respect for our unique culture, our unique way of doing business and our entrepreneurial spirit and our drive for innovation.

That’s the power of this combination and it should create a spectacular place for us to carry our careers forward, knowing that we’re in one of the great companies in the world to get this job done.

I want to introduce now the leader of that great company. Thomas, you know has been in this job only a couple of years. And I was appalled to learn how young he was because it made me feel like a real slacker in my life.

But Thomas Buberl has proven through the negotiations - intense negotiations over the past couple of months to be a person of his word; a person who really gets that he’s buying a finely crafted machine and has to put it in a place with care and nourish it.

And a person in all of his dealings, when he has had tough things to do within his firm. I have learned that he is focused always on keeping people, finding homes for people and only then, if it doesn’t work, on treating people with real respect and decency. Our kind of person. Thomas.

Thomas Buberl:
Thank you very much, Mike. Thank you very much, and I’m extremely happy to be here with all of you in presence of Mike and Greg. As you can imagine, this day is a very special day for me. But it also is even more a special day for you. Because when we’ve been looking, how can we grow in the commercial line space, we could have looked at many companies.

We specifically looked at XL because we believe, with your expertise, with what you have created, together with Mike and Greg, it is something extremely special and it is true that both the combination of XL Catlin and AXA make something that we cannot repeat anywhere else. I know you probably don’t feel like this today.

Today, there’s a lot of questions on your minds. Let me tell you, I felt like you 12 years ago. I just joined (inaudible) Insurance, signed my contract, and my boss said to me “Look, there’s something else you need to sign.”

This was the confident - the NDA for AXA buying us. And so I thought to myself, have I just been engaged and fired in the same minute? But look 12 years later. And it shows you that the history of AXA is a history of really bonding together, of coming together, and of being extremely entrepreneurial in that process. My predecessor, Claude BeBear, he founded AXA and was FF200 million.

He built this business from this tiny small mutual in the north of France to the world’s biggest insurer. With bold moves, with courageous moves, but with always a great heart for people. And for him, only one thing matters. How do you bring good people together, how do you make combinations work well? And this is deeply in our DNA. We’ve been working like this (having) educated over the 12 years with that heritage.

And for us, it was clear we really wanted to grow in that one space where we haven’t been. We’ve achieved many things, but we haven’t achieved to be present in where you are excellent. And so we personally see that as a great combination of two companies coming together and building something that is bigger than the two separately. And for me, this combination really makes something that nobody else has.

It is the number one commercial line insurer in the world. Mike says scale matters, and it’s important that those two really bring the scale to a market and make sure that we can really be a strong power in this market. Beyond this, we’ve got many more growth opportunities.

When we were talking about growth, so many ideas came. AXA is very strong in the commercial SME space. We don’t know a lot about specialties. We don’t know a lot about reinsurance. We are not that great in international programs.

You are great in these spaces, you have a proven track record, and we can really put the two together to help one each other. When we talk about the U.S. SME markets, it’s something that we - where we are both not in. But our joint forces can help us to grow there.

The more we spoke, the more we saw two things. One, there is a great opportunity of growth with very little overlap. So we will not be spending a lot of time on integration.

Yes, we need to integrate properly, but we should spend most of our time on thinking, how can we grow outside? How can joint forces really create something incredible that nobody else has? And the second thing that we realized is that from a cultural perspective - and we spoke a lot about that, we are extremely close.

We share the same values. And over this whole negotiation, yes, which was tough, it was extremely friendly. It was extremely amicable and we really felt for each other and could deal with things very quickly. And therefore, we also took the very pragmatic decision look that new business must never be integrated into the countries of AXA.

It is a global business, it is a standalone business and it will stay standalone. And AXA will also contribute the little assets they have in the art business, in the commercial line large business, to the new joint AXA XL Catlin. And this is so important for us, and we said “Look, nobody at AXA has the ability to lead this. We want Greg Hendrick to lead this.” He’s the man, he has the track record with all of you together.

You know how to run this business, you can help us to understand that business. And Greg is fully integrated into AXA. He will be a member of the management committee, he’ll be directly with me. Mike will be with us as the vice chairman and as my special advisor, that we make sure together that this combination is a success and is a success of duration.

Because I do believe, and when you see the market reaction of our competitors, we will create something special that nobody else has. I’m personally extremely excited about this combination. It is a combination for growth.

It is a combination that the market needs and I would really like to encourage you all together; let’s build something that nobody else has. Your innovation, your strengths, your talent, with our scale, with our size, with our brand, will make something fantastic.

I count on you that we do make this a great success. Thank you very much and good luck.

Mike McGavick:
Greg has been mentioned a moment ago, let me add to the flowering of that (Lilly). Before this deal was approved, there was a vote of the board to promote Greg within XL Catlin and while it’s not well known because this news kind of trumps that news, Greg is actually now the president and chief operating officer of all of XL Catlin.

And now with this, he’ll become the CEO of this division of AXA. I think it’s a real testament to Greg who’s been with the firm for 22 years, built that very profitability (Catholic) over those years, (while) he did everything else (and frankly) has been the engine of the strategy we’ve been on for now these 10 years. Greg.

Greg Hendrick:
Thanks, Mike. Oh in the middle, thanks. It’s always great to go after Mike and now it’s great to go after Mike and Thomas. The really - just a really difficult thing and challenging thing for me is Thomas did the same thing in French fluently and now English fluently. And apparently tomorrow I’m going to hear it in German fluently.

So I’m going to brush up on my languages. But - so look, today has got to be a bit of a - I’d say a bit of a surprise but there was a little bit of speculation I guess. So for those of you that follow the news, it wouldn’t be a horrible surprise I don’t think. But it is a bit bitter sweet, a bit sad. I’ve had a little bit more time than the rest of you.

Not a lot, this came together pretty quickly. But it is sad, and it’s OK to feel that way. If you go back to XLs roots, I was midocean, if you think about here in London, (Brock bank), Wellington, Catlin, (Vent Atture), we’ve had a lot of great - I won't name them all, it’ll take too long. But there are a lot of great brands that we’ve in (XL) and somehow we’ve pulled all that together to make this great brand.

And think about it, what a plan we had. We did it twice. We wrote a plan before the hurricanes and erased that one and wrote another plan again after hurricane. And the board supported that plan. So it’s a little sad not to think about going forward as an independent entity. But it’s also very sweet. Mike and Thomas have talked about most of the positives of that.

But I would just like - there is just so much in common as we started to talk to each other and there is so little overlap. So in common, the cultures are both very strong. You hear words in the AXA culture like courage and one AXA, for us it’s collaboration and future focus. Make it right, do it better. These all tie together very nicely. And there’s a huge, huge push together on innovation.

We have XL - we have XL Innovate, Accelerate, our business as usual innovation. AXA has almost the exactly same - called different things, but almost exactly the same things, step by step by step. And what a great powerful engine to have behind us to really recreate the business. That’s what - that’s what we’re charged with.

When this closes, and by the way as you all know, from now until to the day it closes, we’re still competing with the (Rob Brown) and the whole AXA corporation solution team, we’re competing hard, two independent entities, has to be that way. But when we put them together, boy what a powerful thing. And we are charged with creating an innovative industry changing operation.

And I’m really looking forward to that. So two quick thoughts on the business because I really want to get to everyone’s questions. And for once, we were in Paris and we had to stop the questions, so I’m expecting a lot today. I’m expecting a lot, there’s a high bar, and there’s like 10 times the number of people in this room.

One, there is very little - and the board of scale of things, very little overlap. I know we sit here and we have the businesses that Mike listed, we will deal with those quickly and fairly and we will make success of it as well. But to all of North America, all of the reinsurance, my quick math in the back of an envelope, it’s about 11, 12 billion of our 15 billion doesn’t have any overlap, give or take.

So it really is a good place to be in terms of not having to do a lot of integrated like we went through this the last time. And I think our track record speaks well of it.

You’ve heard Thomas and Mike talk about the brand, we haven’t told them what the brand will be, but I can assure you AXA, number one global insurance brand for the ninth year in a row, and all - the greatest (chair) awards for XL Catlin, the JD Power, the (Advisor) awards, those three names will live on in some way and some combination, don’t know how yet, just being very honest.

And the second thing is, it is business as usual, it is - it is time for us to really to do what we need to do and deliver that plan, but boy am I excited about what comes next when we get this deal done and closed and we create something really great together with AXA. Thank you.

Mike McGavick:
Just a few additional things. Number one, your managers and colleagues have a lot of information. Look to them for information about how to talk to the market about things we can and cannot do, all of those things, OK? But you will get rowing waves of information about how this will work, and how we’ll make decisions and when we make decisions, we’ll get them straight out. So look for rolling waves of information.

Number two, Greg said it, but I’m going to underscore it, we are still an independent company and will be until the regulators and shareholders approve it. That’ll take somewhere between, we think or in six months.

I’m looking at (Sean McGovern) and thinking 3.5 weeks would be good too. But four to six months is probably the expected timeframe for something like this. Until then, we’re simply our own company, delivering on our plan.

And so while I know we’ve given a distraction here and something to talk about, we’re all going to have that effect, but guess what the job is then, get the heads down, get back at it the market, win clients, get the rate we need, all the things we usually would do.

Because in the end, there’s no guarantee this completes, highly likely, but you have to behave as though we’re just going on forever. And legally, you have to stay away from coordinating beyond narrow, narrow rules.

The final thing though I wanted to share with you is a simple thank you. The reason this is happening is because, we have again, created something so valuable that it needed to find a home where it could truly flourish and be away from all the other commotion that other competitors are now going to deal with. We now have the home that will make us the best that we can be.

I think that’s an exciting thing for anybody in a career, and with a culture and a sprit that we have built ourselves and that has earned us the right to be treated different in the special position within this larger group. That is a unique opportunity and we should run with it like crazy. Thank you for everything you have done, the colleagues around the world to make this possible for all of us.

We have done something very special and we’ve been affirmed in a stroke over these last couple days. With that, I’m sure you have many, many have questions, some of which we can could even answer.

So why don’t we - I know we have some microphones, for please, any of us. What’s on your mind? Questions, suggestions, comments, concerns. Not all at once, please. Right here in the middle.

Male:	Just wondering if there’s any chance of competing (with being right) at this point if that will then change the landscape.

Male:	I’m sorry, I didn’t…

Mike McGavick:	I couldn’t quite hear it, could you repeat that?

Male:	If they are competing - if the chance of competing (inaudible) and how that will change events?

Male:	Competing bids.

Mike McGavick:
Could there be competitors coming into offer to pay a different price, is that what you’re saying? Yes, there could be. I will tell you, I don’t think it’s likely. We know that during the period of rumors, various people raised their hands. Those rumors were just rumors and so you just keep working, and we of course by then were already talking very earnestly with AXA.

So we know that people were bouncing around, but we were always very clear with people. And I can tell you this speech in my sleep, number one, the company - the board is not seeking to sell the company. Number two, we’re extremely jealous of our own future, this marketplace is set up for us the ways it’s changing, we know what to do in that market. So we’re very jealous of that future.

And number three, if somebody had something serious to say, say it, but don’t just talk at us because of course as a publically traded company, we’re always obligated to listen, but you better realize those first two things. We’re not looking to do it and we really think we have a bright future, we think we’re special.

And when I said those kinds of things to Thomas, he said yes, but I have something special. A lot of other folks kind of talked a lot and then kind of (moseyed) away. So I’ll be a bit surprised, but we have to react if that happens. We’ll see what happens.

Male:	Afternoon gents, in terms of our plans for Brexit that we’ve been doing for XL Catlin, do we plan on scrap that and wait until everything goes through or how does it go through the Brexit planning?

Mike McGavick:
Yes, thank you. I thought Brexit might come up in the audience. In your current plan, excuse me, our current plan as you know is to move (Ipsy) up to Dublin which will of course leave the Catlin platform and the (syndicate) so we can cover U.K. business and Irish business. So really, an elegant plan that was made possible by the foresights of our lawyers years ago to make us an (FC) so we can move very quickly within the E.U.

That plan is unchanged. We will absolutely go through with that plan because the time by which we were seeking the approvals for it is within the time that we expect to close the deal, we’re just going race forward, get it done, we’ve already talked to the Irish regulator to underscore that we’re still dead serious about doing this.

And I think it continues to be a good home for the legal entities of those businesses. I think we have a lot of history there, I think this is - if that makes, and it assures clients. No one can say, oh, will this only be OK once it’s closed. And no, we’re just going to do things then tell our clients, we’re rock solid, we’re ready to solve your problem in whichever way it takes, but thank you for the question.

Male:	One in the middle, in the exercise today. Hopefully, all right, this is a competition going on with the - with the steps and everything?

Male:	(Inaudible) (on my team).

Male:	Do you see any issues from the regulator standpoint from an antitrust point of view given the size of the two companies now coming together, because I believe the due diligence process.

Mike McGavick:
Yes, I’ll comment on what I know and you may have additional information. My (reviews) and our lawyers read was no, we do not expect any competition issues. While this is a - going to create a big and strong competitor, the insurance and reinsurance marketplace is so fragmented still today.

Whether as a group or even in the lines of business we’re talking about, we could be substituted. If we don’t do excellent work, we can always be taken out of the way. So I think the likelihood of any of those issues hanging us up is very, very small or maybe not hardly existent.

Male:
And despite the fact that we would together have 30 billion of premium and be the number one commercial insurer on a global basis, we would unfortunately only have 2 percent market share, that shouldn’t raise any concern.

Greg Hendrick:
Yes and for - to get a little bit (inaudible) that don’t know AXA, corporation solutions at AXA are well. It’s roughly $2.8 billion in premium. It’s as part of 15 billion that we bring to the table, there’s no overlap and reinsurance like I said earlier. No overlap in North America I find it. It’s going to be a hard case to make I think. Regrettably I would echo.

Mike McGavick:	We look forward to having them worried about it. There’s one question up there.

Male:	And I’ve got better.

Female:	Hi there. Here at XL Catlin, we’re trying to push towards sustainability and being an environmentally sustainable company, what are AXAs views towards this in reducing it’s carbon footprint.

Male:
That’s a very good question which I like a lot. When you look at AXA, we are both internally, extremely committed to sustainability and in particularly to make sure that what we do, we do it in a (societally) proper way. But not only that, we have also done quite bold moves on the investment side.

I don't know if you’ve seen in the last three years, we have made two big announcements on divestment from (coal), one announcement from divestment on tobacco because we do believe and we see it also in our own (cleanse), by supporting tobacco, the first cigarette is already a bad one, and I’m sorry if I have a smoker in the room, but we see it in our health record, it’s not good.

We don’t want to support it. The same on coal, coal causes climate change, you are living this every day, we are also living it every day and we said look, we do not want to support it anymore. So basically we said, we’re divesting from coal, we are not ensuring any coal (plans) anymore and this is only the beginning.

We want to continue this journey because we do feel contributing to society is extremely important since our vision is, we want to empower our customers to live a better life and we need to contribute, not only from the insurance part, but also from the investment part.

Mike McGavick: (Inaudible)

Male:	(Inaudible) are your (casual day).

Male:	As it is a stock day.

Male:	Where there is overlapping business, do you expect one plus one to equal two or more?

Mike McGavick:
More. The objective is, where we have strength, push that strength. That’s the objective. We were able to achieve that when we did the combination of (AXA and Catlin). It went a little flat at first, and then once the clients settled in, it took off again.

And that’s exactly what I would expect too which is why, while it always sounds bad that there’s overlap in terms of the risk that there’ll be a job lost, my view is why don’t we create a bigger book of business and go build it? I mean, that’s the real mission isn’t it?

Greg Hendrick:
I echo that completely. There’ll be some reality around potentially in some of the markets where we might end up being - we might actually end up being a 20, 25, 30 percent market playing. You’re starting to hit a (inaudible) but (certainly) we’re going to try and push as hard as we can against that.

Male:
And I guess this morning, if I give you an observation from Paris, we’ll talk a little bit more in detail for example in AXA (Art) of who does what. And there you could immediately see that our focus areas were different which is good because that would mean that one plus one is more than two.

And so we need to look really in detail how do we achieve this one plus one equals more than two? And I think we can make it.

Male:	I know there was one in the…

Mike McGavick:	You know the next questions got to be in the back.

Male:	I see it, I see it about two thirds of the way back.

Male:
This is probably one for Greg. A number of the teams are looking at individual, much smaller investment opportunities, M&A and so on, and I just wondered if these (lights) will continue or this is going to cause any issues for those investments.

Greg Hendrick:	So in turns of one that are in flight already, we have scheduled those out with the AXA team to make sure we continue to build our business and move forward.

We have not had any kind of concrete discussion between us on going forward how we will divvy up that assignment but certainly the commitment that (Thomas) has given is that we want to invest in that business.

We want to continue to grow your business. We didn’t buy Excel Accountant to stand still and just do the same thing over and over again. So I’m sure we’ll find and easy way to continue to invest in those (bars) to continue to build out great business. But we just haven’t gotten to the real nitty-gritty of it yet. But we’re certainly the ones in flight, we’re going to be able to finish.

Male:	Let’s have that concrete discussion now.

Male:	Absolutely.

Male:
No I think look again the focus of the combination is gross and is really capturing market share. AXA in its history has always been a company that wants to invest. My predecessors have always taught me look don’t pay more than half of your profit in dividends, do not do share buy backs.

Reason being if you do that you are running out of entrepreneur ideas, and I can tell you I am full of entrepreneur ideas. So is Mike and so is Greg. I have no worry that we will not find opportunities to spend money wisely.

Female:	I can see that the specialty business would be complimentary to access business. Could you maybe elaborate on how it could be enhanced what AXA has?

Male:
Sure I’ll give you my high level and then Thomas if I’ve missed something by all means. I kind of give it three big things, one is defiantly the ability to cross sell into AXAs network today. Which involves in a lot of area’s of Europe in particular, kind of the more regional and smaller brokers and their own agency force. So there’s a whole network of distribution we’ve not had access to.

So I think taking all of our specialty products and putting through there be a big lift. I think being fair AXA has struggled a little bit to go the other way now. AXA struggled a little bit, is not having a stronger U.S. P&C franchise and underwriting. And has some good strong following positions but hasn’t been able to convert them into lead positions. And that we’ll be able to lift there.

And I think the big one will be - I think a couple of us touched on it already. The big lift which isn’t specialty I know but I see big opportunity for us is in the U.S. on the small commercial I don’t know how many people in this room have said we need a small commercial and U.S. Greg, we need this, we need this, we need this.

We’ve never been able to get around it. We haven’t had the expertise or the technology. If we marry up with what AXA already has built here in Europe and with that kind of power, put it with our expertise and go and take it into the U.S. I think we got a great opportunity. Then you can sell more specialty, I was going to get there in the end.

That then you can sell more specialty products into as well. So I’m very excited by the opportunities that this combinations going to create.

Male:
If I can add a couple sentences. I fully agree with Greg’s specialty it’s a fantastic opportunity that is also personally something that really attracted me to XL. And I think the specialty market beyond penetrating the AXA footprint there’s something else. We have been looking at the whole insurance markets to say look how can we turn away from just paying claims to really being the partner of the customer.

And certainly in the specialty risk the potential to my mind is huge. Because more and more you see that the pure insurance coverage is being enhanced by services around the coverage. Take Cyber for example, Cyber coverage in Europe has not really started off. Yes in the London market in the U.S. as well, but you see more and more in Europe that they are not starting off by themselves.

They are starting off as a bundle of services and insurance coverage. And I do believe in that payout to partner for it how can we really become the partner of the end customer there is a lot of potential and we are willing also to make a push in this area. We started on the health side same logic.

How can we build services around the insurance coverage? And we’ve made an acquisition in the U.S. (Mayo School of Health). I have the same plan on the specialty side also to go further then just to ensure. But I need your ideas.

Male:	We got competition with somebody else. I don’t know whose team that person on.

Male:	AXA has started to implement a new target operating models since November. Are you expecting that to apply to the new pillar of the company?

Thomas Buberl:
I got to stop when you said target operating model because that always sounds to me boxy and (silo) type. We have implemented a new model. I wouldn’t call it a target operating model because it’s a model that is essentially very unique. Many companies are going into a target model where basically they run the business from the center.

We have gone back to our heritage and said look what has made us successful in the past? What made us successful is that we have very entrepreneur local operations and that we have its center less focal that focuses very much on how to represent the shareholder.

And in this spirit we’ve built a new organization basically from zero, last November, where we said how can we really implement that notion of empowerment into the organization.

We called it freedom within boundaries which means that the local operations are fully responsible for executing the plan. The center has nothing to say when it comes to operational execution; however the question around Cap size location investment decision is something that the center should give relatively heavily involved in.

And I think it fits very well with your model because you’ve also been very entrepreneurial. You have a very strong local element and I do believe also from that perspective when I earlier referred to the council proximity this is one where we will fit very well together.

Greg Hendrick:
So two thoughts on top of that. One Thomas target operating model unfortunately is something we just use as a phrase back to reorganize the insurance operations, so my apologies not to give the forewarning on that.

Thomas Buberl:	It has left long scares in my previous life.

Greg Hendrick:
It might have left a few scares here, absolutely. I think the other thought just to finish off where Thomas - what was announced this morning was that there’ll be the reporting of AXA group once this closes we’ll be the five major - six regions and then what ever we call the combination of AXA will be another - will be another - will be an independent region.

So with the global operation we’ll work that. Let’s just be clear that’s great and that’s the real testament to the faith that Thomas and the team have in all of us to deliver. But it comes with responsibility as well. You know what I’m about to say right? Collaboration, one of the key values that acts as one AXA.

So it doesn’t give us a free pass to go stomping all over the world and do what ever we want. That’s not true at all. But it is a very clear commitment that AXA really wants us to be a true global capability and will intersect as we always do with our local regional colleagues.

Thomas Buberl:	And maybe a last example this started very early on in our process where we were talking about the vision of growth it was not Mike and mine, and myself who looked at it.

We said look Greg you will be the man, you are running this company you should be developing that vision. We will help you but you have the responsibility. There you have a first example of how the new talent operates in model work.

Greg Hendrick:	I hope it translates well to French.

Male:
Hi we focus quite a lot on the commercial P&C and how coming together is quite heavily weighted in favor of XL Catlin exposure at the moment. That one makes perfect sense but what do we see happening with the personal lines, consumer business, perhaps AXAs far larger than XL Catlin but we still have functions in London and in the rest of the EA.

Male:
Yes actually I tried to address that at the beginning where ever we find that we have some competitive overlaps we’ll have to step back and think about how they fit together. One of the places that can happen of course is if we’re back in say a motor book through re-insurance or if we’re backing a program business that has direct completion with retail activities by AXA.

I think that’s what you’re getting at. There will be some spots like that. Not to pull back and think how should this work together in the spirit that the consumer should choose in the end. And that we should be available to consumers and how exactly we sort that out that we’re just beginning to think about. But they raise some of the more interesting questions.

The amount of that is not huge of course if it’s the thing you’ve personally worked on it’s a big deal but then the context of the whole of overdoing it that’s a very small amount of volume.

Male:	We have a question.

Male:	In the back. That’s going to be a (inaudible).

Greg Hendrick:	That’s going to be a tough one. It’s a really cool room.

Male:	Hi, in terms of gender and race and social mobility how diverse is AXA?

Thomas Buberl:
Never diverse enough. We’ve been taking this issue on votes in a very serious manner because we do believe that diversity really adds to our color and good discussion. What we’ve been looking at is diversity from many angles so obviously you have diversity when it comes to male and female but also when it comes to nationality.

The sheer effect that I’m not French despite the fact that I try hard to speak French, but I’m not French and I’m CEO of one of the biggest French institutions is a sign that courage is of the essence and that diversity is very important. And when you look into our management community yes unfortunately we only have one woman, but there’s many, many nationalities.

If you go one level down at the so called group Senior Executives you have 30 percent women and you have lots of nationalities. Our aim is really to boost diversity. I’m a big believer in diversity because look at myself I think I’m quite a symbol of diversity.

Male:	Except for that white male thing which we’ve…

Thomas Buberl:	There’s still room Mike said I’m too young so you know still room for improvement.

Male:	I feel really guilty about that. Being one myself you know, anything else?

Thomas Buberl:	There’s one in the corner I think.

Greg Hendrick:	Yes.

Male:	Hi what sort of overlap impact if at all do you see in the non-underwriting function?

Greg Hendrick:	Non-underwriting.

Male:
Non-underwriting, yes you know that part again remains to be worked through. So I don’t have a real answer for you but I could make a couple of observations. If you’re going to have a large and culturally distinct operation there are some support elements that will need to be near to hand.

Or else you can’t actually execute on that idea. And if you think about it a lot of the work we do is really distinct to the kinds of business we write. Whether it’s (Lloyds) where it’s the cover holder business, re-insurance these have very distinct platforms requiring very distinct efforts to fulfill.

Global program business maybe the most complex of all the businesses we do and where service is a major competitive differentiator of which we are quite good. So in each of those cases you’re going to have to step back and say how can I make sure that my fulfillment and the quality reputation we have for customer fulfillment is unchanged into the future?

That doesn’t mean we won’t find ways to improve our system that one company has or the other company has that’s advantageous. But your going to have to do it through a lens of how can I continue to do distinct things that are quite different from the things that are done today at AXA?

So from my point of view it’s a little hard for me to imagine that turning into something large just sort of a AXA global solutions that are just pumped out to our divisions. Because so much of what we need to be distinct from what they do everyday.

So we’ll look for efficiency always, this company continues improving there’s a real commitment. Everyday, if we aren’t trying to make it better someone else is try to take our business by making it better.

So we will look for way to integrate efficiency and all that. But we should keep in mind that we do something so different that we’re trading this separate division to respect it. It’s a little hard for me to imagine that all of that goes away.

Now there are some things that are obvious though, and I’ll just be blunt, you won’t need the same scale of some of those activities because you’re going to have support from a corporate center.

And there are things we do because we’re a publicly listed company that we won’t do anymore. Like it’s one of the good reasons they could get rid of me. I mean it just doesn’t make - I get to be Vice Chairman of the board and stuff but.

Thomas Buberl:	Don’t get rid of you.

Male:
Yes but I’m not going to be CEO anymore of this company because they don’t need a publicly traded CEO in that job. And that’s a waste of money so - well I don’t - I hope it wasn’t before but it is now. So it just changes how all of this works and that’ll have some effect as you can expect.

I would think people in corporate centers particularly that are devoted to the piece of us that is public resistant it’s fairly obvious this is likely to have some impact.

Female:	Of course.

Male:	Perfect.

Greg Hendrick:	I think we have time for one more because I think Thomas and team do have to get on to sell this deal to their investors.

Thomas Buberl:	There’s one, up the stairs.

Male:	You say you have bad eyes.

Male:
Thank you the question I have is do we have any feed back on how our partners in the broking side have reacted to the news? Individually the reactions been broadly positive, I was wondering at the corporate level what the feedback is?

Male:
We - look lets start with the stipulation we love our broker friends. They will be looking to create some kind of advantage of this. Who knows what it will be. But our message is so clear that the message back I’ve gotten from the top of the house today on top of the house at JLP, top of the house at Marsh have all been extremely positive and congratulatory.

And they’ve all come in it that they can see the power of the combination and how that can serve their customers well. So that’s been the high level. I think you’ll get more noise because there’s a subtext of your conversations that results in real client’s right?

But in the high level conversations that I’ve been having strait out support, strait out alignment with division and a belief that we can now work on even more together. Which is music to my ears, that’ll eventually translate I think to the whole reaction. But that’s what I’ve been hearing.

Greg Hendrick:
Yes in all of the what ever it’s been now, seven or eight hours it’s been out there lots of support, lots of offers of help. I think it helped again what I said earlier around the AXA Corporate (Precisions) book, it isn’t as dependent on the big three brokers as our book is. So there’s not even that big overlap there as well.

But so far so good, I know (Kelly) your with (Willis) so just gave me the thumbs up. We got a nice note that (Kelly) thankfully translated, or someone translated from French to English from the head of the Risk Management Society in France, giving us the thumbs up, so far so good.

Male:
OK I think we need to let our future (actually colleagues) go. By the way we’ve been joined by a number of their Senior Leaders. We wish to thank for being here and good luck in your emission later today, Thomas thank you very much for joining us and for your kind words.

Thomas Buberl:	Thank you very much for having us.

Mike McGavick:	Congratulations to all of us, let’s go forward and make this spectacular. It can be incredible. Thank you very much for everything you’ve done.

Male:	Thank you.

END